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EXHIBIT 9

OPTION AGREEMENT FOR THE PURCHASE OF RESTRICTED SECURITIES

        This Option Agreement for the Purchase of Restricted Securities (hereinafter, "Option" or "Agreement"), is entered into and effective this 31st day of March, 2005, by and between the following parties:

    Stephen Angelo Benaske ("Shareholder")
    c/o Broadway Mortgage Group
    1590 Little Raven Street, Penthouse #2
    Denver, CO 80202-6182

    and

    Resource Capital Fund III L.P. and assigns ("Option Holder")
    c/o Resource Capital Funds
    1400 Sixteenth Street
    Suite 200
    Denver, CO 80202

        WHEREAS Shareholder is the owner of 5,415,818 restricted shares of common stock of Calais Resources, Inc. ("Calais"), which shares are represented by the following Calais Resources, Inc. share certificates: #                        (the "certificates"); and

        WHEREAS Shareholder is desirous of advancing the corporate re-structuring goals of Calais; and

        WHEREAS Shareholder understands and agrees that the corporate re-structuring of Calais may require that an incoming investor obtain a substantial share ownership in Calais as a condition of making a major capital investment in Calais or its mineral properties;

        WHEREAS Shareholder and Option Holder are each "accredited investors," as defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (an "Accredited Investor"), each with full access to all necessary information about Calais, its business, properties, performance and prospects and to its own legal and business counsel, which each party covenants and affirms it has obtained; and

        WHEREAS Shareholder desires to grant to Option Holder an option to purchase 4,000,000 shares of the common stock of Calais (the "Shares") at US$0.15 per Share;

        NOW THEREFORE, in consideration of the payment of $10.00 and other good and valuable consideration by Option Holder to Shareholder, the receipt and sufficiency of which is hereby acknowledged and confirmed, an Option Agreement with the following terms and conditions is hereby entered into:

          1.     On or before April 1, 2005, Option Holder shall pay to the Shareholder an option fee of US$20,338.99 (the "Option Fee") to create an option in favor of the Option Holder to purchase the Shares as described in this Agreement. The Option Fee payment may be tendered in the form of a check or by wire transfer. Tender by wire transfer shall be in accordance with written instructions provided by the Shareholder prior to April 1, 2005. Tender by check may be made to Shareholder at the address listed above. If the Option Fee is not paid or tendered by 5:00 p.m. Mountain Time on April 1, 2005, then this Agreement shall terminate.

          2.     Upon payment or tender of the Option Fee, Shareholder thereupon automatically grants to the Option Holder, and Option Holder shall have and hold, the sole, exclusive and irrevocable option and right to purchase the Shares from Shareholder at a price of US$0.15 per Share.

          3.     The Option described herein may be exercised by Option Holder by providing written notice of exercise to the Shareholder at the address listed above on or before June 1, 2005 (the "Exercise Notice"). Notice by e-mail may also be given to Shareholder at his e-mail address of

  sabco1@aol.com. Upon the giving of the Exercise Notice, this Option shall become a contract requiring Shareholder to sell, and Option Holder to purchase, the Shares designated in the Exercise Notice at the price of US$0.15 per Share on the terms and conditions set forth in the purchase and sale agreement attached as Exhibit B hereto.

          This Agreement and the option described herein shall expire and terminate on the first to occur of (i) failure of Option Holder to pay the Option Fee as required in paragraph 1 of this Agreement, (ii) written notice from Option Holder to cancel and terminate this Agreement, or (iii) the failure of Shareholder to receive an Exercise Notice on or before June 1, 2005.

          This Agreement constitutes an option to purchase the Shares, and not an agreement obligating Option Holder to purchase all or any of the Shares. Until the Shareholder receives an Exercise Notice and the Closing (defined below) occurs, Shareholder shall retain all rights in, to and incident to the ownership of the Shares.

          4.     Closing shall be had within ten (10) calendar days after giving the Exercise Notice, payment to be made by wire transfer or cashier's check. Option Holder shall designate the time and place of closing its purchase of the Shares described in the Exercise Notice (the "Closing"). Shareholder shall provide any necessary wire transfer information, if requested.

          5.     The Shareholder agrees not to sell, transfer, assign, pledge or otherwise dispose of or encumber the Shares or to enter into any other agreements with respect to the Shares during the term of this Agreement. At Closing, Shareholder shall convey to Option Holder good title to the Shares, free and clear of security interests, liens and encumbrances. Shareholder shall deliver to Option Holder at Closing a certificate or certificates representing the Shares, duly endorsed or accompanied by duly executed stock powers for transfer.

          6.     At Closing, or, if required by law or regulation, prior to Closing, the parties shall co-operate in making all necessary securities disclosures or filings, including written representation of their status as Accredited Investors, and in executing such documents of transfer and other instruments as are necessary or appropriate to consummate the sale of the Shares. The parties pledge their full and mutual cooperation in making and executing all necessary and appropriate documents and instruments to effect the Closing, including, without limitation, those necessary or appropriate to comply with Securities Laws (defined below). Option Holder agrees that at the time of exercise, it, or its assigns, will sign a written investment letter stating that it is purchasing the shares as an investment, and not with an intent to sell, offer for sale or distribution. Option Holder agrees and understands that the Shares are "Restricted Securities", as that term is defined in Rule 144(a)(3) promulgated under the Securities Act. Accordingly, Option Holder understands that it may not resell or transfer the Shares unless the Shares are subsequently registered under the Securities Act or an exemption from such registration is available.

          7.     The Option may be exercised by the Option Holder for either all of the Shares, or any portion of the Shares, at its election, which election shall be set forth in the Exercise Notice.

          8.     The parties agree that the existence of this Option shall be registered on the records and books of Calais Resources, Inc., and/or with its transfer agent, with a direction not to transfer the certificates representing the Shares during the Option Period without the written permission of Option Holder and Shareholder. Option Holder likewise represents that it will notify the Company and the transfer agent when the Option has expired or is surrendered, and will thereupon release any transfer restriction.

          9.     Option Holder may assign this Agreement and its rights hereunder in whole or in part to any assignee that has the financial ability to perform under the terms of this Option Agreement.

          10.   This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

          11.   It is the stated intent of the parties that this Agreement be fully enforceable within its terms, and, that it is their further stated intent to do all things necessary and proper to comply with the laws of the State of Colorado, the United States and/or Canada where applicable, and the rules and regulations of the Securities and Exchange Commission, the British Columbia Securities Commission and any other regulatory body (collectively, the "Securities Laws") as may be applicable to this transaction, disclosure of this transaction, or exercise of the option and transfer of the shares and certificates; provided that any matter contemplated in this paragraph 11 shall not serve to extend the option exercise date.

          12.   Photocopies of the Share certificates which are the subject of this Option shall be attached as Exhibit A hereto. Shareholder shall provide such copies. This Option shall be effective regardless of whether copies of the share certificates are attached.

          13.   Shareholder covenants, represents and warrants that: (i) the Shareholder is the record and beneficial owners of the Shares as described in the Recitals, (ii) the Shares subject to this Agreement are owned by Shareholder, in the numbers and in the names described in the Recitals, free and clear of liens, restrictions and encumbrances other than share transfer restrictions stated on the certificates or imposed by applicable Securities Laws, (iii) it has been represented to Shareholder by Calais that the Shares are duly authorized, validly issued, fully paid and non-assessable and were issued in conformity with all applicable Securities Laws, and Shareholder has no knowledge to the contrary, (iv) there are no outstanding options, rights of first refusal, shareholders agreements, proxies or other rights or agreements applicable to or binding on the Shares, and (v) this Agreement does not violate or contravene any agreement to which Shareholder or any Shares is subject. Shareholder shall take no action during the term of this Agreement to sell, assign, transfer, pledge, hypothecate or encumber the Shares, or to enter into any options, shareholder agreements, proxies or other agreements with respect to the Shares or to otherwise place the Shares or certificates in a position where the free and clear transfer of the shares could not take place at Closing, or to otherwise encumber or alienate their good title.

          14.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Facsimile signatures or signatures delivered by other electronic means are acceptable, with originals to be delivered within a reasonable time to Option Holder.

          15.   The Option Fee provided for above, when paid, shall be non-refundable in the event that the Option is not exercised.

          16.   This Agreement shall be binding upon, and effective as to, the parties, their heirs, successors and assigns.

          17.   This Agreement may not be amended, modified or supplemented except by a writing duly executed by all the parties hereto.

          18.   Each party to this Agreement acknowledges and agrees that the rights granted to each of the parties in this Agreement are unique and the parties could not be adequately compensated in all cases by monetary damages alone if another party breaches or fails to perform this Agreement. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, each party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent any breaches of this Agreement.

          19.   Each party to this Agreement will bear and pay its own respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this

  Agreement and the Closing of the purchase of Shares (if the option is exercised), including, without limitation, the fees and expenses of legal counsel.

          20.   Each party to this Agreement agrees to treat this Agreement and its terms as confidential, and, unless required by law, stock exchange rule, regulation or order to disclose this Agreement or any of its terms and conditions, then each party agrees that it shall not disclose this Agreement, its terms or conditions to any third party (other than a third party to whom the Agreement is assigned pursuant to paragraph 9), without the prior written consent of the other parties hereto.

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        IN WITNESS WHEREOF, each of the parties to this Option Agreement have duly executed and delivered it as of the date first above written.

OPTION HOLDER:
Resource Capital Fund III L.P.
By:	Resource Capital Associates III L.P., General Partner
By:	RCA III GP L.L.C., General Partner
By:	/s/ RYAN T. BENNETT
Name: Ryan T. Bennett Title: Vice President
SHAREHOLDER:
/s/ STEPHEN ANGELO BENASKE Stephen Angelo Benaske, Shareholder

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OPTION AGREEMENT FOR THE PURCHASE OF RESTRICTED SECURITIES